FORM  4

                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON,  D.C.  20549

[ ] Check box if
    no longer                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.
    Form 4 or Form  5
    obligations may
    continue.                      Filed pursuant to Section 16(a) of the
    See Instruction 1(b).      Securities Exchange Act of 1934, Section 17(a)
                             of the Public Utility Holding Company Act of 1935
                          or Section 30(f) of the Investment Company Act of 1940

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1.   Name  and  Address  of  Reporting  Person(1)

     LEE                    JIMMY                    S.H.
--------------------------------------------------------------------------------
     (Last)                 (First)                 (Middle)

     Schutzesgasse  32
--------------------------------------------------------------------------------
     (Street)

     Zurich                    Switzerland               8001
--------------------------------------------------------------------------------
    (City)                     (State)                   (Zip)

2.   Issuer Name and Ticker or Trading Symbol  MERCER INTERNATIONAL INC. (MERCS)
                                               ---------------------------------

3.   IRS  Identification  Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement  for  Month/Year   02/03
                                 -----------------------------------------------

5.   If  Amendment,  Date  of  Original  (Month/Year)
                                                       -------------------------

6.   Relationship  of  Reporting  Person  to  Issuer  (Check  all  applicable)

[  ] Director     [XX] Officer     [  ] 10% Owner     [XX] Other
                                        (give title        (specify below)
                                        below)

     President  and  Trustee
--------------------------------------------------------------------------------

7.   Individual  or  Joint/Group  Filing
     (Check  applicable  line)

     X    Form  Filed  by  One  Reporting  Person
   -----

   -----  Form  Filed  by  More  Than  One  Reporting  Person

--------------------------------------------------------------------------------

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

---------------------------------------------------------------------------------------------------------------------
1. Title       2. Transaction    3. Transaction   4. Securities       5. Amount         6. Ownership    7. Nature
   of             Date              Code             Acquired (A)        of Securities     Form:           of
   Security       (Month/           (Instr. 8)       or Disposed         Beneficially      Direct          Indirect
   (Instr. 3)     Day/Year)                          of (D)              Owned at          (D)             Beneficial
                                                     (Instr. 3,4         End of            or              Ownership
                                                     and 5)              Month             Indirect        (Instr. 4)
                                                                         (Instr. 3         (I)
                                                                         and 4)            (Instr. 4)
-------------  --------------    --------------   ------------------  ----------------  -------------    ------------
                                 Code         V   Amount  (A)  Price
                                                          or
                                                          (D)
-------------  --------------    ----         -   ------- ---  -----
Common Stock       02/19/03                         200    A   $4.805
----------------------------------------------------------------------------------------------------------------------
                   02/19/03                         500    A   $4.81
----------------------------------------------------------------------------------------------------------------------
                   02/19/03                       4,600    A   $4.84
----------------------------------------------------------------------------------------------------------------------
                   02/19/03                         200    A   $4.82
----------------------------------------------------------------------------------------------------------------------
                   02/19/03                       4,500    A   $4.83          24,000           D
----------------------------------------------------------------------------------------------------------------------


(1) If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print  or  Type Responses)
                                                                    (Over)

                     TABLE  II  -  DERIVATIVE  SECURITIES  ACQUIRED,
                          DISPOSED  OF,  OR BENEFICIALLY  OWNED
             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


------------------------------------------------------------------------------------------------------------------
1.           2.             3.              4.                      5.                 6.
Title           Conversion    Transaction     Transaction             Number             Date Exercisable and
Of              or Exercise   Date            Code                    of                 Expiration Date
Derivative      Price of      (Month/Day      (Instr.8)               Derivatives        (Month/Day/Year)
Security        Derivative    /Year)                                  Securities
(Instr. 3)      Security                                              Acquired
                                                                      (A) or
                                                                      Disposed
                                                                      of (D)
                                                                      (Instr. 3,
                                                                      4 and 5)
----------   --------------  ------------   --------------           ------------      ----------------------------

                                            Code         V           (A)       (D)     Date            Expiration
                                                                                       Exercisable     Date
-----------  -----------  ---------------  ------        -           ---       ---     -----------     -----------


------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

7.                            8.                 9.                   10.                  11.
  Title and                     Price of           Number of             Ownership            Nature of
  Amount of                     Derivative         Derivative            Form of              Indirect
  Underlying                    Security           Securities            Derivative           Beneficial
  Securities                                       Beneficially          Security:            Ownership
  (Instr. 3                     (Instr. 5)         Owned at End          Direct (D)           (Instr. 4)
  and 4)                                           of Month              of Indirect (I)
                                                   (Instr. 4)            (Instr.4)
----------------------        ------------       --------------       ------------------   --------------
TITLE       AMOUNT
            or
            Number
            of Shares
-----       ---------


------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


Explanation  of  Responses:




                                /s/  Jimmy  S.H.  Lee            20/02/2003
                                ---------------------            ----------
                                Signature of Reporting           Date
                                Person(2)



(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

     Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                  Page 2
                              (Print  or  Type  Responses)